EXHIBIT 9


                               November 28, 1995


Mr. Edson R. Arneault, President
Winner's Entertainment, Inc.
Route 2 South, P.O. Box 358
Chester, WV  26034


          RE: CONSTRUCTION LOAN AGREEMENT BETWEEN BENNETT MANAGEMENT & DEVELOPMENT CORP., MOUNTAINEER PARK, INC. AND WINNER'S ENTERTAINMENT, INC., DATED JUNE 24, 1994, AS AMENDED AND FURTHER MODIFIED ON NOVEMBER 9, 1995 (THE "LOAN")

Dear Mr. Arneault:

          You have asked Bennett Management & Development Corp. ("BMDC"), to further extend the repayment date in order to further assist you with your contemplated financing.

          This letter sets forth the agreement between BMDC, Mountaineer Park, Inc. and Winner's Entertainment, Inc. that if (a) the Loan from BMDC to Mountaineer Park, Inc. in the principal amount of $10.2 Million plus all accrued and unpaid interest** is paid in full by December 10, 1995, and (b) Mountaineer Park, Inc. and Winner's Entertainment, Inc. deliver to BMDC a broad form general release of all liability arising out of or related to the Loan, BMDC will transfer to Winner's Entertainment, Inc. all of its current and future rights to any shareholder interest in Winner's Entertainment, Inc. at no additional cost to Winner's Entertainment, Inc., and a duly executed release of the deed of trust.

          If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this letter and return the same to me.

                                  Very truly yours,

                                  BENNETT MANAGEMENT & DEVELOPMENT CORP.



                                  By:          /s/ Patrick R. Bennett
                                       -------------------------------------
                                       Its           CFO
                                            --------------------------------


AGREED TO:

  WINNER'S ENTERTAINMENT, INC.           MOUNTAINEER PARK, INC.


By:   /s/ Edson R. Arneault              By:       /s/ Edson R. Arneault
     ----------------------------             ------------------------------
Title:        Pres.                      Title:            Pres.
        -------------------------                ---------------------------

** at an interest rate of 12.5% per annum
























                                      -2-